Exhibit 10.1

Minerco Resources Chairman & CEO Issues Letter to Shareholders Regarding Q1 of FY 2015

HOUSTON, December 22, 2014 -- Minerco Resources, Inc. (OTC:MINE), the parent company of Level 5 Beverage Company, Inc. a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands issued a letter to its shareholders from Chairman & CEO, V. Scott Vanis today. The letter follows:

Dear Shareholders,

We had a very busy, productive and exciting Q1 of FY 2015. We launched the hottest new “good for you” product, VitaminFIZZ®, in Southern California (SoCal) and New York City (NYC), acquired our SoCal distributor, Avanzar Sales and Distribution (Avanzar), and realized substantial financial gains highlighted by over $503,000 in top line revenues.

We all have to remember (as I often forget) that we are only 100 days into the VitaminFIZZ launch. According to our expert beverage partners and advisors, what we have accomplished in 100 days is nothing short of impressive. So take a minute to pat ourselves on the back, but now back to work. We are barely getting started!

VitaminFIZZ Highlights
As of last week, VitaminFIZZ® was available in more than 825 locations in SoCal and NYC. By the end of the current quarter, ending January 31, 2015, more major chain placements will be added to this already impressive list. See the VitaminFIZZ store locator for details. In preparation for the addition of these new key accounts, the majority of VitaminFIZZ new label inventory has been purchased by Avanzar in SoCal.

Other key events for VitaminFIZZ include the planned Spring, 2015 expansion into the United Kingdom (UK) and the addition of Advantage Sales and Marketing (ASM) to the impressive list of VitaminFIZZ partners.

Avanzar Highlights
Avanzar has been very productive in the last 90 days as well. In addition to rapidly expanding the VitaminFIZZ locations, including over 200 Walgreens and a few more additional major chain placements, Avanzar has greatly enhanced its portfolio of products (including Popcornopolis, Fruzinga and many others). Just as important is the fact that Avanzar has increased its footprint in SoCal, and Avanzar has greatly expanded its sales and brokerage business to successfully include large key account chains in its territory. This geographic and brokerage accounts expansion will continue and is essential to the execution of our business model.

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FY 2015, Q1
Due to our recent Acquisition of Avanzar, we now fall under the predecessor definition under Regulation C, Rule 405 of the Securities Act of 1933.  The simple explanation is: At the date of the acquisition, Avanzar’s operations were substantially larger than Minerco’s operations; therefore, in our quarterly and annual reports, we will be reporting Avanzar’s historical data (pre-acquisition) and the combined entity (Minerco – Level 5 with Avanzar) post-acquisition going forward.  The transaction was classified as an acquisition or merger and not a reverse merger because Minerco was and is an / the operating company; and therefore, the transaction was not accounted for as a reverse merger.  The full and complete two-year audit of Avanzar will be available next month.

To highlight and discuss the Quarterly Report on Form 10-Q, just filed with the Securities and Exchange Commission (SEC), regarding Level 5 and its beverage business:

1.	Top line revenues for Q1 FY 2015 (ending 10/31/2014) in excess of $503,000. When compared with Minerco – Level 5 revenues for all of FY 2014 of $12,381, this represents an increase of over 4,000%.

Note: VitaminFIZZ sales for the quarter (from late August launch through October 31, 2014) were approximately $85,000 (including approximately $20,000 in sales to Avanzar); however, due to the timing and mechanics of the acquisition (predecessor accounting requirements), only VitaminFIZZ sales occurring from October 25 – 31, 2014 were reported on the Quarterly Report.

2.	Assets increased by 259% from $1,011,586 (as of July 31, 2014) to $2,617,550 (as of October 31, 2014).

3.
Liabilities increased from $2,115,776 to $4,918,192, mostly due to the acquisition of Avanzar and draws from our Line of Credit. While the quarterly report reflects the Avanzar Promissory Notes attributable to the new company (post acquisition), the report does not reflect the fact that all existing (pre-acquisition) Avanzar Notes are the responsibility of the original (pre- acquisition) members of Avanzar, as per the Membership Interest Purchase Agreement between Level 5 and Avanzar. If Minerco – Level 5 choose to pay or settle these pre-existing Avanzar Notes, we will earn greater equity interest in Avanzar.

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To highlight and discuss the Quarterly Report on Form 10-Q, just filed with the Securities and Exchange Commission (SEC), regarding Avanzar and its sales and distribution business:

1.	Quarter over quarter, Avanzar’s gross profit margin increased. This increase reflects an upgrade in the product portfolio to higher margin products (namely Popcornopolis) in larger retail channels.

2.
Increasing Accounts Receivable and Payables balances.  Avanzar is a distributor and a broker providing key account sales into major chains.  Avanzar takes on new brands and represents them as the broker (sales), so they have receivables and payables with the same manufacturer.

3.	Avanzar holds a 50% stake in Island Style, which has been added to the Level 5 pipeline of brands under development. More to follow on Island Style in 2015.

Continuing on, below are some frequently asked questions and my short answers:

Q:  Will the company need to increase the Authorized Shares and/or do a Reverse Split?
(This is the #1 question I have been asked most recently!)

A:
The Convertible Promissory Notes that are past their maturity date have to be allowed to convert or an exchange has to be negotiated. The days of the company taking Convertible Notes for cash are behind us, as we have graduated to LOC(s) and more traditional financing; however, a small number of these older Notes still exist and are being dealt with in a responsible (long term growth) manner. Since we are not taking any new Convertible Notes and the existing, mature Notes are virtually paid off, we believe the current share structure is sufficient to get us to the next step in our evolution.

Q: Why acquire Avanzar? How does it benefit Minerco shareholders?

A:  The acquisition of Avanzar brings multiple advantages to Level 5. The first is vertically integrating our beverage company to create another income stream allowing us 2 bites at our proverbial apple and a bite at others. Additionally, the addition of Avanzar gives us a huge advantage in the roll out of VitaminFIZZ® and our continuing, extensive pipeline of products. We basically have our very own pilot testing platform in one of the greatest markets in the world.

Q: Are there any updates on Vitamin Creamer® or The Herbal Collection™?

A: Vitamin Creamer® and The Herbal Collection™ will have significant progress to report in early 2015. In line with our philosophy, we will report any updates after they happen.

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Q: Where will be the next market(s) to expand VitaminFIZZ?

A:  The original markets of SoCal and NYC, with a winter time focus of SoCal, are performing extremely well and beyond original expectations. The next markets (planned for Spring) will include regional expansion in the Southwest, at least 1 new major market in the South and the United Kingdom. As these markets light up, our consumers and our shareholders will be the first to know.

A side note: We will continue to responsibly expand, both geographically and in scope. With our contacts, we could very easily get all of our products into all 50 states in a matter of months, but only to see all of our products fail due to lack of support within a year. We are building a sustainable company that will, in time, launch countless brands into a global market; therefore, we will not expose our company, our brands or our shareholders to short cuts creating short term success but ending in ultimate failure.

Q: What is the significance of the relationship with Advantage Sales & Marketing (ASM)?

A:  ASM is the premier retail placement broker in the English speaking world. The fact that ASM is interested in a brand that is 100 days into its launch is unprecedented. The fact that their largest competitor is the broker handling Sparkling Ice is great motivation for ASM to light up VitaminFIZZ accounts at a frantic pace. The other unique benefit provided by ASM is their in-house marketing and advertising firm, In Marketing Services.

I realize there are many other questions, and I will try to address them in future letters and company updates.

We introduced VitaminFIZZ to the world approximately 100 days ago. While we achieved staggering success in these 100 days, we still have LOTS of work to do. Over the coming weeks and months, we will be growing the reach of VitaminFIZZ and the scope of Level 5. The challenges we have in front of us are not easy ones, but none of life’s worthwhile endeavors are easy. Our challenges are notable, but our opportunities are infinitely larger and greater. Our team of exceptional shareholders, world class products, remarkable partners and committed leaders will overcome these challenges while exploiting every opportunity.

I speak for Minerco, Level 5, Avanzar and our partners in recognizing we have come a long ways in a short period of time, and we could NOT have done any of it without the visionary and steadfast investors of Minerco: the MINErs. We will continue to build our company and deliver value to each and every share of Minerco. Thank you for your confidence and support. We, and I personally, wish all of you a Happy Holidays and a Happy New Year! We all strongly believe 2015 will be a great year for our emerging company!

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Sincerely,

Minerco Resources, Inc. (OTC: MINE)

http://minercoresources.com/

Minerco CompanyBackground: Minerco Resources, Inc. (OTC: MINE) is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Minerco / Level 5 brand umbrella includes: VitaminFIZZ®, Vitamin Creamer®, Coffee Boost™, The Herbal Collection™, Island Style™ and LEVEL 5®.

Recent Media Coverage: Orange County Register, Orange County Business Journal, ConvenienceStoreNews, BevNET,  FoodBev, Beverage Industry Magazine

Safe Harbor Statement: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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